Consent of Independent Accountants


To the Trustees of Standish, Ayer & Wood Master Portfolio:

We consent to the inclusion in Post-Effective Amendment No. 91 to the Registration Statement on Form N-1A (1933 Act File Number 33-8214) of Standish, Ayer & Wood Master Portfolio: Standish Small Capitalization Equity Portfolio, Standish Small Capitalization Equity Portfolio II and Standish Equity Portfolio our report dated November 18, 1998, on our audits of the financial statements and supplemental data of the Standish Small Capitalization Equity Portfolio and Standish Small Capitalization Equity Portfolio II and Standish Equity Portfolio which reports are included in the Annual Report to Shareholders for the periods stated therein, which is also included in this Registration Statement.


                                                PricewaterhouseCoopers LLP

Boston, Massachusetts
January 28, 1999